EXHIBIT 2.2


                                   EXHIBIT 2.2

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER


     THIS AMENDMENT (the "Amendment") dated as of the thirteenth day of December, 1999, to the Agreement and Plan of Merger dated as of August 16, 1999 (the "Merger Agreement") made between NBT Bancorp Inc. ("NBTB"), a Delaware corporation having its principal office in Norwich, New York, and Lake Ariel Bancorp, Inc. ("LABN"), a Pennsylvania corporation having its principal office in Lake Ariel, Pennsylvania

                          W I T N E S S E T H T H A T :

     WHEREAS, NBTB and LABN are bank holding companies which desire to affiliate with each other through the merger of LABN with and into NBTB, with NBTB to be the surviving corporation (the "Merger");

     WHEREAS, NBTB and LABN are parties to the Merger Agreement providing for, among other things, the Merger;

     WHEREAS, NBTB wishes to increase the number of authorized shares of its common stock ("NBTB Common Stock") in order to ensure that there are sufficient authorized but unissued shares of NBTB Common Stock available for a variety of business needs as they may arise, including for the issuance to stockholders of LABN who do not exercise their dissenter's rights in the Merger;

     WHEREAS, NBTB desires to make additional changes to its authorized capital stock to change the NBTB Common Stock and NBTB's existing preferred stock from no par value to a par value of $.01 per share (together with the amendment to increase the number of authorized shares of NBTB Common Stock, the "Amendments");

     WHEREAS, the Boards of Directors of NBTB and LABN believe it is in the best interests of their respective stockholders to amend the Merger Agreement to provide for an appropriate amendment to the Certificate of Incorporation of NBTB in the Merger to reflect the outcome of the stockholder votes on the proposed Amendments; and

     WHEREAS, NBTB and LABN desire to make additional changes to the Merger Agreement, including changes which would provide for (i) issuance of "comfort letters" from the independent auditors of LABN for the year ended December 31, 1998 instead of from the independent auditors of LABN for the year ended December 31, 1999, and (ii) the registration of shares of NBTB Common Stock purchasable through the exercise of options into which options to acquire LABN Common Stock shall have been converted in the Merger;

     NOW, THEREFORE, in consideration of these premises and mutual agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

1. Amendment to Section 1.2(g). Section 1.2(g) of the Merger Agreement is hereby amended to read in its entirety as follows:


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         "(g)     Certificate of Incorporation.

                  "(i) In the event that,  prior to the Effective  Time,  NBTB's stockholders approve a proposed amendment to NBTB's Certificate of Incorporation to increase the number of authorized shares of NBTB common stock from fifteen million to thirty million (the "Share Increase Amendment"), and the NBTB Board of Directors causes NBTB to file with the Delaware Secretary of State an appropriate Certificate of Amendment reflecting such approval, NBTB's Certificate of Incorporation as it exists immediately prior to the Effective Time shall not be further amended in the Merger and shall be the Certificate of Incorporation of the Surviving Corporation, until later amended pursuant to Delaware law.

                  "(ii) in the event that, prior to the Effective Time, (A) NBTB's stockholders approve a proposed amendment to NBTB's Certificate of Incorporation authorizing a change in NBTB's authorized stock from no par value shares to shares having a par value of $.01 per share (the "Par Value Amendment"), and the NBTB Board of Directors causes NBTB to file with the Delaware Secretary of State an appropriate Certificate of Amendment reflecting such approval, but (B) NBTB's stockholders do not approve the Share Increase Amendment, or NBTB's Board of Directors does not cause NBTB to file with the Delaware Secretary of State an appropriate Certificate of Amendment reflecting approval of the Share Increase Amendment, the Certificate of Incorporation of NBTB as it exists immediately prior to the Effective Time shall be amended in the Merger by amending Article FOURTH thereof to read as follows:

                  'FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Twenty-Two Million Five Hundred Thousand (22,500,000) shares, consisting of Twenty Million (20,000,000) shares of Common Stock having a par value of $.01 per share and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock having a par value of $.01 per share.'

                  "(iii) in the event that,  prior to the  Effective  Time,  (A)
     NBTB's stockholders do not approve either the Par Value Amendment or the Share Increase Amendment, or (B) NBTB's stockholders do not approve the Par Value Amendment and NBTB's Board of Directors does not cause NBTB to file with the Delaware Secretary of State an appropriate Certificate of
     Amendment reflecting approval of the Share Increase Amendment, or (C) NBTB's stockholders do not approve the Share Increase Amendment and NBTB's Board of Directors does not cause NBTB to file with the Delaware Secretary of State an appropriate Certificate of Amendment reflecting approval of the Par Value Amendment, or (D) NBTB's Board of Directors does not cause NBTB to file with the Delaware Secretary of State either an appropriate
     Certificate of Amendment reflecting approval of the Share Increase Amendment or an appropriate Certificate of Amendment reflecting approval of the Par Value Amendment, the Certificate of Incorporation of NBTB as it exists immediately prior to the Effective Time shall be amended in the Merger by amending Article FOURTH thereof to read as follows:

                  'FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-Two Million Five Hundred Thousand (22,500,000) shares, consisting of Twenty Million (20,000,000) shares of Common Stock having no par value, stated value $1.00 per share, and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock having no par value, stated value $1.00 per share.'"

     As so amended, the Certificate of Incorporation of NBTB shall be the Certificate of Incorporation of the

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Surviving Corporation, until later amended pursuant to Delaware law.

  2. Amendment to Section 1.2(i). Section 1.2(i) is hereby amended to read in its entirety as follows:

                  "(i) The authorized shares of capital stock of NBTB as of the Effective Time (after giving effect to the Merger) shall be as set forth or referred to in Section 1.2(g) hereof. The term "NBTB Common Stock" shall mean the common stock of NBTB, no par value, $1.00 stated value, or the common stock of NBTB as amended prior to or at the Effective Time, as the context may require."

  3. Amendment to Section 7.5. Section 7.5 is hereby amended to read in its entirety as follows:


                  "7.5. Comfort Letter. At the time of the effectiveness of the Registration Statement, but prior to the mailing of the Joint Proxy Statement, and on the date of the Effective Time, LABN shall furnish NBTB with a letter from Parente, Randolph, Orlando, Carey & Associates, its independent auditors for the year ended December 31, 1998, in form and substance acceptable to NBTB, stating that (a) in their opinion the consolidated financial statements of LABN included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and (b) a reading of the latest available unaudited consolidated financial statements of LABN and inquiries of certain officials of LABN and LA Bank responsible for financial and accounting matters as to transactions and events since the date of the most recent consolidated statement of condition included in their most recent audit report with respect to LABN did not cause them to believe that (i) such latest available unaudited consolidated financial statements of LABN are not stated on a basis consistent with that followed in LABN's audited consolidated financial statements; or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in LABN's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of LABN or the consolidated allowance for loan and lease losses of LABN as compared with the respective amounts shown in the most recent LABN audited consolidated financial state ments. The letter shall also cover such other matters pertaining to LABN's and LA Bank's financial data and statistical information included in the Registration Statement as may reasonably be requested by NBTB."

  4. Amendment to Section 8.5(a). Section 8.5(a) is hereby amended by changing the number "12,500,000" to "15,000,000". LABN hereby waives any claims it may have had by virtue of the inclusion in the Merger Agreement of the language amended hereby.

  5. Section 9.8. A new section 9.8 is hereby added to read in its entirety as follows:


                  "9.8.  Registration of Shares Subject to Option. Within thirty days after the Effective Time, NBTB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of NBTB Common Stock subject to Replacement Options and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as Replacement Options remain outstanding."

  6. Defined Terms. Capitalized terms not otherwise defined herein have the meanings given them in the

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     Merger Agreement.

7. Counterparts. This Amendment may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Amendment or any counterpart hereof to produce or account for the other counterpart.

8. Entire Agreement. The Merger Agreement, as amended by this Amendment, sets forth the entire understanding of the parties hereto with respect to their commitments to each other and their undertakings vis-a-vis each other on the subject matter hereof. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly referred to herein.

9. Section Headings. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

10. Choice of Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, except that the BCL (in the case of LABN) shall govern with respect to the terms and conditions of the Merger, the approval and effectiveness thereof, and the authorization, cancellation or issuance of the stock or options of LABN with respect thereto.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  NBT BANCORP INC.



                                  By:          /s/     DARYL R. FORSYTHE
                                           -------------------------------------
                                                        Daryl R. Forsythe
                                           President and Chief Executive Officer



                                  By:          /s/      JOHN D. ROBERTS
                                           -------------------------------------
                                                        John D. Roberts
                                            Senior Vice President and Secretary


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                                 LAKE ARIEL BANCORP, INC.



                                 By:           /s/      JOHN G. MARTINES
                                           -------------------------------------
                                                        John G. Martines
                                                     Chief Executive Officer



                                 By:                   DONALD E. CHAPMAN
                                           -------------------------------------
                                                       Donald E. Chapman
                                                           Secretary